Exhibit 99.2

<Speaker: Alexis Waadt, Vice President of Investor Relations>

Good afternoon and thank you for your participation today.

With me on the call are Louis Summe, Chief Executive Officer and Co-Founder of LiveVox, and Gregg
Clevenger, Executive-Vice President and Chief Financial Officer.

Before we get started, I would like to remind you that comments made during this conference call and webcast contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties. Any statement that refers to expectations, projections or other characterizations of future events including financial projections or future market conditions is a forward-looking statement. The Company's actual future results could differ materially from those expressed in such forward-looking statement for any reason including those listed in its SEC filings. LiveVox assumes no obligation to update any such forward-looking statements.

Please also note that past performance or market information is not a guarantee of future results. Certain information discussed on this conference call was derived from third party sources and has not been independently verified and, accordingly, the Company makes no representation or warranty in respect of this information.

During this conference call, the Company will discuss non-GAAP financial measures as defined by SEC Regulation G. A reconciliation of each of these non-GAAP measures to the most directly comparable GAAP financial measure can be found in the earnings press release, which is available on the Investor Relations website, investors.livevox.com. A recorded replay of this call together with related materials will be available on our Investor Relations website, investorslivevox.com. LiveVox’s earnings release and Form 10-Q will also available on the Company’s website.

With that, I'll turn the call over to Louis to begin.

<Speaker: Louis Summe, CEO>

Good afternoon, everyone, and thank you for joining us. My name is Louis Summe, and I’m the CEO and co-founder of LiveVox. This is our second earnings call as a public company, and I’m pleased to share very strong third quarter results. We had record revenue in Q3 of $30.5 million, a half million dollars above the high end of our guidance range, and up 20% year over year. Contract revenue was $23.1 million, just above the high end of our Q3 guidance range, and up 26% year over year.

I’m also pleased to share that that we’re on track to have our strongest bookings year ever. In fact, Q3 was our best bookings quarter in company history, and more than 60% of those bookings were from new Logos. We also booked our largest new logo deal ever this quarter, with ARR of $3.3 million.

The tailwinds that are fueling this growth of the CCaaS market and its expansion towards a TAM of $80 billion are as powerful as ever. Strong interest in our next generation CCaaS platform is being driven by technology refresh mandates from both legacy on-premise solutions, as well as first-generation cloud platforms.

This opportunity is largely driven by disruption in the marketplace that was triggered by the pandemic. While e-commerce growth was already driving increased demand for contact center services, the pandemic served as a significant accelerator, creating a “new-new” that is likely here to stay.

However, just as the need for services is increasing, contact centers are facing labor shortages and hybrid workforce demands – all while trying to meet increased consumers’ expectations for strong service.

The solve for this new reality is to lean in on technology.

As a result, the industry bar has been raised. Contact center solutions in demand today require sophisticated, modern technologies that seamlessly works together - including blended omnichannel communications, digital and AI to help facilitate self-service and automated workflows, modern workforce engagement tools to help support the new reality of a hybrid onsite and remote workforce, and unified customer data that is optimized for omnichannel engagement.

These demands drive the need for a comprehensive integrated solution, versus a hodgepodge of vendors that can strain IT resources, drive up costs, increase time to market, and create further complexities for contact center leaders.

Clearly, a converged CCaaS platform is the future of the contact center for clients who want to work with fewer vendors on a natively integrated platform, with advanced features and functionality that are easy to implement, and easy to optimize.

Through our public cloud development strategy, LiveVox is in a strong position to provide enterprise contact centers a roadmap for success, now and in the future.

I’m encouraged to share that the enterprise sales are driving more and more of our bookings. For clarity, we’re defining enterprise sales as organizations that are taking ten or more of our products – including voice, digital channels, AI, our contact center CRM, workforce engagement products, and more.

Our two largest deals in Q3 were full enterprise, blended omnichannel sales with ARR of $3.3 million and $1.9 million, respectively.

There are three key points of differentiation in our offering that are driving this:

•First, our blended inbound and outbound voice and digital capabilities are proving to be a real strength.  Blended capabilities are core to approximately 70% of large enterprise contact centers, and our expertise in this area is proving to be invaluable.
•Second, is our contact center CRM.  As we’ve noted before, having the ability to unify communication channels and data seamlessly throughout the customer journey is a game changer for both the agent and customer experience.
•And third, is our ability to provide all the essential capabilities that an enterprise contact center needs – out of the box, easy to deploy, and easy to optimize.

It’s also interesting and important to note that while we’ve historically talked about winning against on-premise providers, in Q3 we had multiple instances of displacing incumbent cloud providers. We view this as further proof that an out-of-the-box, competitively priced, all-encompassing solution such as LiveVox is highly desired in the marketplace.

Given the market opportunity in front of us, we continue to invest in our go-to-market efforts. Our sales and marketing headcount continues to grow with seasoned industry professionals, and we remain on track to meet our hiring targets – which will be important drivers of revenue in 2022 and 2023.

We’ve also continued to make significant progress in the channel. As a reminder, our go to market strategy was primarily direct until earlier this year. Our relationship with Master Agents is meeting expectations. We recently signed a third channel partner which we’ll announce soon, and now have a strong leadership and marketing team in place to support our channel partners’ future growth.

Q3 was also another milestone quarter for product innovation. Our latest product release, U17, significantly increases our ability to deliver a full enterprise platform for both new and existing customers, which of course also drives our ability to increase revenue per customer.

Some of the new features in this release include advanced ticketing, more robust business intelligence, back office and branch location support, and increased workforce engagement tools - all integrated into our purpose-built contact center CRM.

Of note, the adoption of agent desktop tools and our contact center CRM was across more than 70% of new logos in the quarter.

Delivering an exceptional customer experience in today’s environment requires properly enabling all customer facing employees – including back office and branch locations. Driven by AI, automation, and customer data, U17 provides all the necessary applications needed for all stakeholders involved to provide an exceptional, seamless customer experience.

And through our recently announced SmartStart master portal, new customers now have the ability to be up and running in days, not months, through better integration and customer training tools – which are available on day one. This of course significantly increases speed to value for our customers.

Ultimately, these innovations and advancements continue to enable our Enterprise customers the ability to deploy a complete customer service platform - to solve customer problems, create brand awareness, and drive revenue – while providing a superior customer experience.

Now I’d like to share some of our key Q3 customer wins that I think demonstrate the enterprise success that we’re having.

The first is a large U.S. automotive tire retailer. They have a vision to completely transform their contact center strategy. The patchwork solution provided by their existing three cloud vendors cannot accomplish their objectives.

Their vision required a blended inbound-outbound solution to ultimately provide complete communication capabilities across their customers’ lifecycle. They purchased a suite of 18 products – including our contact center CRM, business intelligence, and WFM – enabling the performance of their hybrid workforce and facilitating future new product offerings.

The second is a large, national financial services company. They partnered with us on a multichannel solution in 550 physical retail stores, as well as their hybrid contact center. They purchased 10 products, anchored in blended omnichannel voice and digital, as well as AI and analytics functionality. This enterprise-wide solution displaced 13 technologies supplied by 10 vendors, including two key cloud competitors.

And finally, an existing customer - a global digital payments provider serving over 200 markets - was using LiveVox and another vendor for blended communications. They signed a large deal this quarter to consolidate all their inbound and outbound communication on LiveVox - and added speech analytics and business intelligence capabilities – for a total of 13 LiveVox products.

Again, we’re very pleased with the quarter, and we remain excited at our prospects of a strong finish in Q4.

Thank you – I’ll now turn it over to our CFO Gregg Clevenger to review financials.

<Speaker: Gregg Clevenger, CFO>

Thanks Louis, and good afternoon everyone.

I’ll start with our third quarter revenue results and a reminder that all non-GAAP financial figures that I discuss are reconciled in the Investor Relations section on our website.

Our Total Revenue for the third quarter was $30.5 million, 20% higher than the third quarter of last year and 6% higher than last quarter, underpinned by continued strength in our Contract Revenue, which was $23.1 million for the third quarter, 26% higher than the third quarter of last year and 3% higher than last quarter. Contract Revenue remains strong and predictable, underpinned by strong new sales bookings and our continued healthy net revenue retention which improved to 107% for the quarter versus 105% last quarter.

Our new sales bookings – which are new added annual revenue commitments under contract and are driving our strong Contract Revenue growth and our confident outlook in that regard – continue to be very strong on the back of record bookings in this quarter. We continue to see strong momentum in our pipeline which we believe will continue to drive sustainable growth in our Contract Revenue going forward.

The average number of products signed up for by new logos in the quarter was 5.8 on average, higher than last quarter’s average of 5.4, and overall, our new logos so far this year have signed up for more than 25% more products on their first land deal than the same period last year. Even more exciting, the average annual Contract Revenue for new logos so far this year is $330k/year versus $180k/year over the same period last year, demonstrating that our new customers are getting larger and they’re finding value in more of our products.

Excess Usage Revenue totaled $7.5 million for the third quarter, 4% higher year-over-year and 14% higher than last quarter.

The Usage Multiplier for the third quarter – remember, that’s Total Revenue divided by Contract Revenue – was 1.32x. While that’s lower than the 1.39x in the third quarter of last year and, of course, lower than the 1.55x pre-pandemic norm, it was a little higher than the 1.29x measured last quarter. This measure has fluctuated from month to month and we still remain cautious about when and how quickly we’ll see it improve from here.

Our Adjusted Gross Margin for the third quarter was 59.5%, that’s a decline of 220 basis points versus last quarter, driven primarily by some lower margin implementation revenue as well as higher AWS costs as we continue to build capacity to migrate the last of our customers from our owned data centers to our public cloud platform on AWS.

Our Adjusted EBITDA for the quarter was a negative $6.3 million versus a positive $2.7 million in the third quarter of last year and a negative $2.6 million last quarter, continuing to reflect the aggressive investments we’re making across the business to drive new sales bookings and Contract Revenue growth.

Our Earnings Per Share for the quarter were at negative 12 cents on both a basic and diluted basis versus break-even in the third quarter of last year, again, reflecting our aggressive spending to drive top-line growth.

Our CAPEX for the quarter totaled $600,000, now totaling $1.2 million year-to date.

And lastly, we ended the quarter with $55 million of debt – same as last quarter – and $105 million of cash. Remember, while we ended last quarter with $161 million of cash on the balance sheet, I pointed out on the call last quarter that we were still holding about $36 million of cash at June 30th related to the SPAC deal that still had to be paid out, and I bridged you down to $125 million of pro forma cash as of the end of last quarter. For this quarter, in addition to cash consumed from operations, working capital and servicing our debt, we paid about $7 million as final consideration for the BusinessPhone acquisition that we closed earlier in the year.

Finally, our forward-looking guidance. Overall, we are maintaining both our implicit 4th quarter revenue guidance and our 2022 preliminary revenue guidance that we provided to you last quarter.

More specifically, we expect our Contract Revenue to land between $23.9 and $24.4 million for the fourth quarter, 19-22% higher than the fourth quarter of last year, which was higher than a typical fourth quarter as a result of political dialing associated with the 2020 Presidential election cycle. This would result in Contract Revenue for the full year between $90.1 and $90.6 million, or 25-26% higher than the full year 2020.

We expect our Excess Usage Revenue to be between $7.3 and $7.8 million for the fourth quarter – again consistent with our implicit fourth quarter guidance from last quarter – which would result in Excess Usage Revenue for the full year of $28.5 to $29 million, 6-7% lower than 2020 as a result of the continued impact of the pandemic on that component of our revenue.

So, that all gets to Total Revenue of $31.2 to $32.2 million for the fourth quarter and $118.6 to $119.6 million for the full year, 16-17% higher than the full year 2020, and higher than the full year guidance we provided last quarter of between $117 and $119 million.

For the full year 2022, while we are still not providing formal guidance, we do reaffirm a minimum year-over-year growth rate in Contract Revenue of 25% based on our recent bookings momentum, and we continue to take a wait-and-see approach to the Excess Usage Revenue.

With that, operator can you please open the line for Q and A?

Operator:
Thank you. We will now begin the question and answer session. To ask a question you may press star then one on your touch tone phone. Your first question comes from Mike Latimore of Northland Capital Markets. Please go ahead.

Mike Latimore:
Great. Yeah. Thanks. Thanks very much. And congrats on the nice bookings momentum and the big deals in the quarter here.

Louis Summe:
Thank you.

Mike Latimore:
In terms of you gave a little more description about those two large deals and there were other cloud providers present. I guess, relative to those cloud providers, what was the main reason you think you won these two big deals?

Louis Summe:
Well, I think that our blended omnichannel capability is really starting to be more known in the market as a clear differentiator for LiveVox. And when I say blended, what I'm referring to is both inbound and outbound workflows, as well as both voice and digital channels. Putting all that together really frankly, plays to LiveVox's strength. We've got a lot of experience doing that. And I think people are more starting to recognize our skill and our expertise there.

Mike Latimore:
Great. And it sounds like you're on track for sales, headcount hires. How's the productivity of sales people evolving this year?

Gregg Clevenger:
Hey Mike, by the way. We're right on track with the overall hiring plan and ramping up sales people. We're getting great contribution from people that we've hired over the course of the year and are bringing them up to speed. We feel really good about it. It's really translating into bookings. And as we said, we had the biggest quarter we've ever had in terms of bookings in the third quarter.

Mike Latimore:
Great. And just last one. What percent of revenue was professional services?

Gregg Clevenger:
I believe it was about 2%.

Mike Latimore:
2%. Okay.

Gregg Clevenger:
Yeah.

Mike Latimore:
Great.

Gregg Clevenger:
Yeah. Implementation services, broadly speaking, whatever revenue, we get out of implementation services. Mostly professional services.

Mike Latimore:
Yeah. Yeah. Great. Thanks a lot.

Gregg Clevenger:
Yep. Thank you.

Operator:
Thank you. Your next question comes from James Fish with Piper Sandler. Please go ahead.

James Fish:
Hey, guys. Nice quarter. You guys keep getting record bookings and it was another record bookings quarter here. Can you just remind us all, how long it takes until you typically get deployment post-signing and at what point do customers actually fully deploy to their books contract?

Gregg Clevenger:
Yeah, typically, it is all over the map depending of on size and complexity of the customer and the booking, how many products they take, etcetera. But in general, we assume a 90 day implementation from booking until revenue. And usually, with limited exceptions, we are billing on that 90th day, let's say, when the contract period starts at the minimum. So there's not really a ramp period. And like I said, some are a lot faster and some are a little longer than that. But on average, that's how we're converting bookings to revenue.

James Fish:
That's very helpful, Greg. And on that, those two record deals, whatever. At least the 3.3 million one, was I assume, one of the deals that Louis talked about was that 3.3 million deal. Is that right? And any way you can point to which one, just so we understand where you're seeing the strength with the larger deals? And can we also understand how many seats, who you guys actually baked off against, or replaced? And at a higher level, just as a lead indicator for all of us, what did actually ARR grow this quarter in full?

Speaker 2:
Talk about the deal?

Louis:
Yeah, so yeah the largest deal, the largest deal, Jim was a financial services company. And again, I think the primary reason they came to us was again, for those blended omnichannel capabilities, the inbound, outbound, the voice of the digital capabilities, all synchronized.As we mentioned in the call, we did defeat a cloud competitor in that scenario. And in that particular one, it was in contact. I know that answered part of your question.

Gregg Clevenger:
You ask about ARR also, we actually, have not disclosed what ARR is as an ongoing metric.

James Fish:
Okay, great. Last one for me is just, can you guys talk about linearity in the quarter?

Gregg Clevenger:
Can you elaborate?

James Fish:
Just how is the quarter in terms of winning those newer customers? Was it more in the front end of the quarter [crosstalk 00:23:26] July, August, or was it more back end in September?

Louis Summe:
Yeah, look, as you would expect, like most software companies, the bookings in general come in towards the end of the quarter. With that said, we do have bookings that are starting to flow in by the middle of the quarter. But I would say that, as we look forward, we simply see a constantly expanding pipeline. Our pipeline is growing bigger every quarter and that's really, what's driving the bookings up. But in general, they're coming in the back half of the quarter as you would expect.

James Fish:
That's helpful. Thanks, guys. Great quarter.

Gregg Clevenger:
Thank you.

Operator:
Thank you. Again, if you have a question, please press star then one. Your next question comes from Tom Roderick with Stifel, please go ahead.

Tom Roderick:
Hi, everybody. Thank you for taking my questions. Great results. Appreciate it. Louis, I guess, I'll go to you on the first one. I mean, we're talking about pretty substantial sized deals now. You're over 3 million on one ARR type of deal. But also, the average number of products here, I think Greg, you might have mentioned ticked up from 5.4 to 5.8.

Tom Roderick:
What we're seeing here is pretty clear traction that the solution sale is working. I guess my question to you is, does that change the nature of how you sell with the types of salespeople that you want on your platform? Does it elongate the sales cycle? Would just to hear the approach that you want to see, the go-to-market take as you're landing larger and larger your deals.

Louis Summe:
Yeah. Look, I think that's a great point. It does actually encourage us to hire salespeople that have a little bit more experience and are a little bit more familiar with these bigger types of deals. As far as the sales cycle goes, though, we don't necessarily see a huge difference in the sales cycle, depending on size, interestingly enough. We haven't really seen the sales cycle elongate, as the deals have grown bigger.

Tom Roderick:
Excellent. Excellent. That's helpful. And then Greg, for you, just looking at this usage multiplier, I think stability seems to be the name of the game here after some downward trends. Behind that, just on the collection side, what are your customers seeing? What are they talking about?

Tom Roderick:
And then, you had some pretty good Fed data that you've looked at that gives you a pretty, I think, decent leading indicator into what that multiplier looks like. You feel like stability is in fact the right word for what we're seeing there? And maybe marginally ticking up as we continue to move forward in a new economy here?

Gregg Clevenger:
Stability. Yes, we are seeing that we're hovering around a similar range here for the past couple quarters. We do see the leading indicators, as you mentioned, the federal reserve data around new credit originations and things like that, that we fully expect are going to translate, like they always do, into increased servicing activity that will make its way into collections activity, which as you know, is 30 plus percent of our revenue stream that has particularly been impacted by COVID. That spillover into collections is not materializing, as we would not expect it to, because you look at the growth and origination and what that means for first-party servicing. It's about a 180 day lag from first-party servicing until it goes to collections. We're still within that period, that 180 day period, that we've been seeing upward movement that would indicate to us that that activity is going to pick up. We're still hopeful. We believe the path to where we were pre-COVID is where this is ultimately going to go. Like we said, we're not going to predict when and how fast it's going to get there, but I think your initial observations were good, that we feel like we're at a stable range right now, and we're hopeful that it's going to move up from here.

Tom Roderick:
Excellent. Last quick follow-up, just on that point. I think last quarter you talked about collections business driving about 30% of revenues last year, or 37% last year. How would you encourage us to think of a trend line? It seems pretty obvious that is multichannel and the broader platform takes off that number's going to come down. Will it come down quickly? How often will you update that? Just would love any directional thoughts on the collections piece.

Gregg Clevenger:
Yeah, that's something that we will update on an annual basis, look back on on an annual basis. That 37% that we had last year, going back five years before that, 2015, that was 63%, I think. It moves, but it really depends on the mix of bookings between collections and non-collections and our deals that we're doing. Our pipeline is very heavy enterprise right now, as we'd expected, so we do believe that that percentage of our revenue is going to continue on a path that it's been on in terms of its overall contribution to revenue.

Tom Roderick:
Fantastic. Really helpful. I'll jump back in the queue. Thank you.

Gregg Clevenger:
All right. Thank you.

Operator:
Thank you. Your next question comes from Koji Ikeda with Bank of America. Please go ahead.

Koji Ikeda:
Hey guys, thanks for taking my questions, and congrats on that big win in the quarter. I just have just one question here. With such a big win, and it sounds like the booking momentum is really heading in the right direction here, little bit surprised that the '22 outlook remains 25% growth on the contract side. Is there anything we should be aware of embedded in that outlook? Or maybe I'm just reading into that 25% a little bit too much here. Thank you.

Gregg Clevenger:
No, it's a... We've been very consistent in our view that contract revenue is on a 25% growth path, and we've been investing for growth on the booking side, and that's materializing. It's a... The playbook is playing the way that we had expected it to, and at this point, we still feel very good about the 25% and don't feel the need to change that at this point either way.

Koji Ikeda:
Got it. Got it. Thanks for that. Just one last question for me. From a big picture perspective, what are you most excited for heading into 2022? Thanks for taking my question, guys.

Gregg Clevenger:
Well, look, I think the blended Omnichannel is really a very exciting area for LiveVox, and that'll certainly be an important part of what we're talking to our customers about, because what's happened, of course, is as people start to look on the other side of the pandemic, they're seeing that the market's still asking for a lot of contact center services, and the labor shortage is challenging and acute, and so that drives up demand for digital. It drives up demand for self-service. It drives up demand for AI, and keeping all those new technologies synchronized and in a coherent workflow that really delivers a strong level of customer engagement just requires a well-structured, well-blended platform. That's where we are, and that's what we're excited to talk to the market about, really help them adjust to this "new new" that they're facing.

Operator:
Thank you. Again, if you have a question, please press star then one. We will now pause a moment to allow any final questioning to register. This concludes our question-and-answer session. I would like to turn the conference back over to Louie for any closing remarks.

Louis Summe:
Thank you. Thanks everybody for joining, really appreciate it, and a special thanks to our employees that really put a lot of hard work and effort into driving the results that we delivered this past quarter. I'm certainly grateful for their contributions and definitely looking forward to doing more of the same as we move forward. Thank you all very much.

Operator:
The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.